Exhibit 10.3

EMPLOYMENT AGREEMENT

INDUSTRIAL MINERALS, INC., for and on behalf of itself as well as its affiliated corporations (collectively referred to as the “Company”), and MR. DAVID J. WODAR (the “Employee”) agree to enter into this EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 1st, 2007, as follows:

1.	Employment.

                The Company shall employ Employee, and Employee shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.	Term of Employment.

                The period of Employee’s employment under this Agreement shall begin as of July 1st, 2007 and shall continue thereafter until terminated in accordance with the circumstances set out in Section 5 as well as the provisions of this Agreement.

3.	Duties and Responsibilities.

(a)	Employee shall serve as President & CEO. In such capacity, Employee shall perform such duties as may be assigned to Employee from time to time by the Company.

(b)	Employee shall faithfully serve the Company, devote Employee’s full working time, attention and energies to the business of the Company and perform the duties under this Agreement to the best of Employee’s abilities.

(c)	Employee shall: (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4.	Compensation and Benefits.

(a)	Base Salary. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of one hundred and seventy thousand (C$170,000) Canadian dollars per year (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for employees.

(b)	Benefit Plans. Employee shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation planpractices or arrangements, or any other benefit plan or arrangement, generally made available by the Company to employees of similar status and responsibilities (“similarly situated employees”).

(c)	Incentive/Bonus. Employee shall be eligible for an annual bonus or any other incentive compensation payment (“bonus”) which the Company may establish for similary situated employees.

(d)	Stock Options. Employee shall be awarded four million (4,000,000) stock options, the award, vesting and exercise of which stock options shall be subject to the provisions of the Company’s Stock Option Grant Agreement.

(e)	Vacation. Employee shall be entitled to four (4) weeks’ paid vacation each calendar year. The scheduling of any vacation time must be approved by the Employer. Vacation time will not be accumulated from year to year and any unused entitlement will be forfeited provided, however, that the Employer will provide any vacation pay entitlements pursuant to applicable employment standards legislation.

(f)	Business Expenses. The Company shall promptly reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder in accordance with the Company’s customary practices applicable to employees, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.

(g)	Taxes. The Company shall be required to withhold from any compensation and benefits payable under this Agreement all applicable taxes.

5.	Termination of Employment.

               Employee’s employment shall be terminated under the following circumstances:

(a)	Death. Employee’s employment shall terminate as of the date of Employee’s death.

(b)	Total Disability. The Company may terminate Employee’s employment hereunder upon Employee’s becoming Totally Disabled. For purposes of this Agreement, Employee shall be “Totally Disabled” if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the usual and customary duties under this Agreement. Employee’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee’s receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

(c)	Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder for “Cause” at any time after providing written notice to Employee.

(i)	For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a criminal offence; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or (E) breach of any of the covenants set forth in Section 7 hereof.

(ii)	Any determination of Cause under this Agreement shall be made by the Company after giving Employee a reasonable opportunity to be heard.

(d)	Voluntary Termination by Employee. Employee may terminate employment hereunder at any time after providing forty-five (45) days’ written notice to the Company.

(e)	Termination by the Company without Cause. The Company may terminate Employee’s employment hereunder without Cause at any time after providing written notice to Employee.

6.	Compensation Following Termination of Employment.

               In the event that Employee’s employment hereunder is terminated, Employee shall be entitled to the following compensation and benefits upon such termination:

(a)	Termination by Reason of Death. In the event that Employee’s employment is terminated by reason of Employee’s death, the Company shall pay the following amounts to Employee’s beneficiary or estate:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of death.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	An amount equal to the Base Salary (at the rate in effect as of the date of Employee’s death) which would have been payable to Employee if Employee had continued in employment for a six (6) month period following the date of death. Such amount shall be paid in one lump sum within thirty (30) days of when notification of the date of death has been given to the Company.

(b)	Termination by Reason of Total Disability. In the event that Employee’s employment is terminated by reason of Employee’s Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	An amount equal to the maximum amount of the long term disability benefits payable to Employee under the Company’s long-term disability plan.

(c)	Termination for Cause or Voluntary Termination by Employee. In the event that Employee’s employment is terminated by the Company for Cause pursuant to Section 5(c), or Employee terminates employment pursuant to Section 5(d), the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(d)	Termination by the Company Without Cause. In the event that Employee’s employment is terminated by the Company pursuant to Section 5(e) without cause for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	Any outstanding or unpaid Base Salary as of the date of Employee’s termination. The Employee shall also be eligible for a bonus or incentive compensation payment to the extent a bonus is justified, and to the extent bonuses are paid to similarly situated employees, pro-rated for the year with respect to the date of Employee’s termination, and paid when similarly situated employees are paid.

(iv)	An amount equal to the Base Salary (at the rate in effect as of the date of Employee’s termination) which would have been payable to Employee if Employee had continued in employment for a twelve (12) month period following the date of death. Such amount shall be paid in accordance with the Company’s standard payroll and pay period procedures.

(v)	The Company completely at its expense will continue for Employee and Employee’s spouse and dependents, group health plans, programs or arrangements, in which Employee was entitled to participate as of the date of termination, until the earlier of : (A) last day of period during which Employee receives payment in accordance with clause (iii) above; (B) Employee’s death (provided that benefits payable to Employee’s beneficiaries shall not terminate upon Employee’s death); or (C) with respect to any particular plan, program or arrangement, the date Employee becomes covered by a comparable benefit provided by a subsequent employer.

(e)	No Other Benefits or Compensation. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of Employee’s termination or resignation of employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

7.	Restrictive Covenants.

(a)	Competitive Activity. Employee covenants and agrees that at all times during Employee’s period of employment with the Company, and for a period of one (1) year after the date of termination of Employee’s employment, whether such termination is voluntary or involuntary, by wrongful discharge, or otherwise, or the date of the cessation of payments made to the Employee pursuant to Section 6 of this Agreement, whichever is later, Employee will not, directly or indirectly, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding a holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company’s specific written consent to do so.

(b)	Non-Solicitation. Employee covenants and agrees that at all times during Employee’s period of employment with the Company, and for a period of one (1) year after the date of termination of Employee’s employment, whether such termination is voluntary or involuntary, by wrongful discharge, or otherwise, or the date of the cessation of payments made to the Employee pursuant to Section 6 of this Agreement, whichever is later, Employee will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) directly or indirectly request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer’s business with the Company; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company;or (v) directly or indirectly request, solicit, invite, suggest or entice any employees of the Company to leave their employment with the Company.

(c)	Non-Disparagement. Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

(d)	Protected Information. Employee recognizes and acknowledges that Employee has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Employee therefore covenants and agrees that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

8.     Enforcement of Covenants.

        The covenants contained in Section 7 hereof constitute a series of separate covenants. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations permitted by applicable laws, Employee and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and the Company further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 7.

9.     Non-Disclosure of Agreement Terms.

        Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee’s immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

10.     Assignment.

        Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Employee.

11.     Entire Agreement; Amendment.

         This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee’s employment by the Company. It may not be amended except by a written agreement signed by both parties.

12.     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario, Canada.

13.           Notices.

               Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:	Industrial Minerals, Inc. One Dundas Street West, Suite 2500 Toronto, Ontario M5G 1Z3

To Employee:	At the address for Employee set forth below

14.	Miscellaneous.

(a)	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)	Interpretation. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(c)	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Mr. David J. Wodar as EMPLOYEE: /s/ David J. Wodar David J. Wodar (Signature) Address: 2511 Lakeshore Road West, Suite 712 Oakville, ON, L6L 6L9	INDUSTRIAL MINERALS, INC. By: /s/ Dick van Wyck (Signature) Name: Dick van Wyck Title: President

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